AMENDMENT
TO
INTEGER HOLDINGS CORPORATION 2016 STOCK INCENTIVE PLAN
INTEGER HOLDINGS CORPORATION 2011 STOCK INCENTIVE PLAN
INTEGER HOLDINGS CORPORATION 2009 STOCK INCENTIVE PLAN

This Amendment (“Amendment”) to the Integer Holdings Corporation 2016 Stock Incentive Plan, the Integer Holdings Corporation 2011 Stock Incentive Plan and the Integer Holdings Corporation 2009 Stock Incentive Plan (individually a “Plan” and collectively, the “Plans”) is made effective as of December 13, 2018 by action of the Board of Directors of Integer Holdings Corporation.
WHEREAS, the Board of Directors, on recommendation of the Compensation and Organization Committee, has determined that this Amendment is in the best interests of participants in the Plans and the Company;
THEREFORE, the Plans are amended as follows:
1.Section 4 of each Plan is amended to provide that the Committee may by resolution delegate, subject to any limitations imposed by applicable law, to an officer of the Company the authority to designate the persons who shall be granted Incentive Awards under such Plan and the amount, type and other features of each such Incentive Award. The Committee by resolution from time to time may also establish such other limitations and conditions on such delegated authority as the Committee deems appropriate and may revoke any such delegation of authority at any time.
2.    Effective with respect to Incentive Awards granted under the Plans after December 3, 2018, Section 18 of each Plan is deleted in its entirety and replaced as follows:
18.    Withholding Taxes
The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Company’s federal, state, local, foreign, or other withholding obligations required by law to be withheld with respect to any exercise, vesting, or other taxable event arising under the Plan. The Company shall, to the extent permitted by law, have the right to deduct the amount of any such withholding obligations from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Incentive Award is granted or thereafter, the Company may satisfy any such withholding requirement, in whole or in part, by withholding from the Incentive Award Company Stock having a Fair Market Value on the date of withholding equal to the amount that the Company determines is necessary to satisfy its withholding obligation. The Committee may also permit withholding to be satisfied by the transfer to the Company of unencumbered shares of Company Stock theretofore owned by the Participant.
3.    All capitalized terms used but not defined in this Amendment but defined in the Plans shall have the meanings given them therein.
4.    Except to the extent amended hereby, the terms and conditions of the Plans and any Award Agreement remain in full force and effect.